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Exhibit 3.9

CERTIFICATE OF FORMATION

OF LIND-WALDOCK SECURITIES (NEWCO) LLC

        1.     The name of the limited liability company is Lind-Waldock Securities (Newco) LLC.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The membership interests of the limited liability company are, and shall be deemed, "securities" for purposes of the Uniform Commercial Code.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Lind-Waldock Securities (Newco) LLC this 17th day of February, 2000.

By:	/s/ PETER G. SCHULTZ Name: Peter G. Schultz Title: Authorized Person

CERTIFICATE OF AMENDMENT

OF

LIND-WALDOCK SECURITIES (NEWCO) LLC

1.
The name of the limited liability company is Lind-Waldock Securities (Newco) LLC (the "Company").

2.
The Certificate of Formation of the Company shall be amended as follows:

  Section 1. of the Certificate of Formation is amended in its entirety to read as follows:

  "1. The name of the limited liability company is Lind-Waldock Securities, LLC."

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Lind-Waldock Securities (Newco) LLC this 16th day of October, 2002.

LIND-WALDOCK SECURITIES (NEWCO) LLC
By:	/s/ JOSEPH P. COLLINS Name: Joseph P. Collins Title: Authorized Person

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  Exhibit 3.9